CONTACT:
Liz Zale
DealerTrack Holdings, Inc.
(516) 734-3758
liz.zale@dealertrack.com
Tom Pratt
RF|Binder Partners
(212) 994-7563
tom.pratt@rfbinder.com
THOMAS F. GILMAN JOINS DEALERTRACK
BOARD OF DIRECTORS
Lake Success, NY, February 9, 2007 –DealerTrack Holdings, Inc. (Nasdaq: TRAK), today announced that Thomas F. Gilman has been appointed to its board of directors.
“We are delighted to welcome Tom to the DealerTrack board,” said Mark O’Neil, DealerTrack’s chairman and chief executive officer. “Given his distinguished career within the automotive industry as an operating executive in both the manufacturer and dealership environments, we look forward to Tom’s contributions on our board.”
“I am proud to have the opportunity to support DealerTrack’s growth as a leading technology provider within the automotive retail industry,” said Tom Gilman. Mr. Gilman is the founder of CEO Solutions LLC, a strategic and financial consulting firm providing advisory services on corporate strategy, acquisitions and valuation to corporations and senior executives in automotive and other industries.
Mr. Gilman spent 27 years at Chrysler Corporation and its successor, DaimlerChrysler AG, and held financial positions in several of its domestic and international business units. His executive roles included managing global dealer credit operations for Chrysler Corporation, serving as chief financial officer of Chrysler Financial Corporation, and leading strategy development and consolidation efforts as a member of the Chrysler Corporation/Daimler-Benz merger integration team. In 2001, Mr. Gilman joined Asbury Automotive Group as senior vice president and chief financial officer, and he led its initial public offering in 2002. He currently serves as a senior advisor to Cerberus Capital Management LP.
Mr. Gilman holds a B.S. degree in Finance from Villanova University.
About DealerTrack (www.dealertrack.com)
DealerTrack (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive retail industry. Our online credit application processing product automates and accelerates the automotive financing process, while our integrated subscription-based software enables dealers to receive consumer leads, compare financing and leasing options, sell insurance and other aftermarket products, document compliance, and execute financing contracts electronically. Over 22,000 dealers, with more than 85% of all franchised dealers in the United States; over 300 financing sources, including the 20 largest U.S. independents; and other service and information providers are active in the DealerTrack network.
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